Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8, of our report dated January 29, 2024, with respect to the consolidated financial statements of RF Industries, Ltd. as of October 31, 2023 and 2022 and for the years then ended, which report is included in the Annual Report on Form 10-K of RF Industries, Ltd. for the year ended October 31, 2023, filed with the Securities and Exchange Commission.

/s/ CohnReznick LLP

Tysons, Virginia

October 24, 2024